Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
JAGUAR ANIMAL HEALTH, INC.

Jaguar Animal Health, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The name of this corporation is Jaguar Animal Health, Inc.  The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on June 6, 2013.

The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Jaguar Health, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of the Corporation’s registered agent at that address is The Corporation Trust Company.

ARTICLE III

The nature of the businesses or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law as the same exists or as may hereafter be amended from time to time (“DGCL”).  The Corporation will have perpetual existence.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is Three Hundred Ten Million (310,000,000) shares, consisting of (i) Two Hundred Fifty Million (250,000,000) shares of common stock, $0.0001 par value per share (“Common Stock”), (ii) Fifty Million (50,000,000) shares of convertible non-voting common stock, $0.0001 par value per share (“Non-Voting Common Stock”), and (iii) Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A.                                    COMMON STOCK AND NON-VOTING COMMON STOCK

1.                                      General.  The voting, dividend and liquidation rights of the holders of Common Stock and Non-Voting Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.                                      Voting.

2.1.                            The holders of the Common Stock shall have voting rights at all meetings of stockholders to vote on each matter on which stockholders are generally entitled to vote, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (together with any amendments thereto, including the terms of any certificate of designations of any series of Preferred Stock, “Third Restated Certificate”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Third Restated Certificate or the DGCL. There shall be no cumulative voting.

2.2.                            The holders of the Non-Voting Common Stock are not entitled to vote, except on an as converted basis with respect to any Change of Control that is submitted to the stockholders of the Corporation for approval. There shall be no cumulative voting.  As used herein, “Change of Control” means (i) the merger, consolidation or other business combination of the Corporation with any entity in which the stockholders of the Corporation immediately prior to such transaction in the aggregate cease to own at least 50% of the voting power of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent thereof), (ii) the sale, transfer, lease, license, assignment or other disposal of all or substantially all of the assets of the Corporation or (iii) any transaction or series of transactions in which more than 50% of the voting power of the Corporation’s voting securities is transferred to any person or group other than pursuant to a transaction or series of transactions primarily for capital raising purposes.

2.3.                            Subject to Section A.5.5.3 of this Article IV, the number of authorized shares of Common Stock and/or Non-Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.                                      Dividends.  Dividends may be declared and paid on the Common Stock and Non-Voting Common Stock as and when determined by the board of directors of the Corporation (“Board of Directors”), subject to any preferential dividend or other rights of any then outstanding Preferred Stock, the requirements of applicable law, and, so long as Nantucket Investments Limited (“Nantucket”) or any investment fund, investment vehicle or other account that is, directly or indirectly, managed or advised by Nantucket or any of its affiliates owns any shares of Non-Voting Common Stock, the Corporation obtaining the prior written consent of Nantucket. The holders of Common Stock and the holders of Non-Voting Common Stock shall be entitled to share equally and ratably, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of Common Stock or rights to acquire Common Stock, the holders of shares of Non-Voting Common Stock shall receive shares of Non-Voting Common Stock or rights to acquire shares of Non-Voting Common Stock, as the case may be.

4.                                      Liquidation.  Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock and holders of Non-Voting Common Stock shall be entitled to receive equally and ratably, on a per share basis, all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

5.                                      Conversion Rights.  The holders of the Non-Voting Common Stock shall have conversion rights as follows (the “Conversion Rights”):

5.1.                            Right to Convert.  Each share of Non-Voting Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time on or after April 1, 2018, and without the payment of additional consideration by the holder thereof, into one fully-paid and non-assessable share of Common Stock.

5.2                               Automatic Conversion. Each share of Non-Voting Common Stock shall automatically, without any further action on the part of the Corporation, any holder of Non-Voting Common Stock or any other party, including, without limitation, any payment of additional consideration by the holder thereof, convert into one fully paid and non-assessable share of Common Stock (a) upon a transfer of such share to any person or entity that is neither an  affiliate of Nantucket nor an investment fund, investment vehicle or other account that is, directly or indirectly, managed or advised by Nantucket or any of its affiliates pursuant to a sale of such stock to a third-party for cash in accordance with the terms and conditions set forth in the Investor Rights Agreement, dated March 31, 2017, between the Corporation and Nantucket (the “IRA”), or (b) upon the release or transfer of such share to “Legacy Stockholders” as defined under the IRA. As used herein, “transfer” of a share or shares of Non-Voting Common Stock shall mean any sale, exchange, assignment, transfer, conveyance, gift, hypothecation or other transfer or disposition of such share or shares.

5.3                               Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Non-Voting Common Stock.

5.4.                            Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Non-Voting Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Non-Voting Common Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

5.5                               Mechanics of Conversion.

5.5.1                     Notice of Conversion.  Subject to any contractual limitations between Nantucket and the Corporation, in order for a holder of Non-Voting Common Stock to voluntarily convert the same into shares of Common Stock pursuant to Section A.5.1 of this Article IV, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Non-Voting Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Non-Voting Common Stock and (b) if such holder’s shares are certificated, surrender the certificate or certificates therefor (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft, or destruction of such certificate), at the office of the transfer agent for the Non-Voting Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent).  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued.  If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.

5.5.2                     Time of Conversion.  In the event of a conversion of a share or shares of Non-Voting Common Stock into a share or shares of Common Stock pursuant to Section A.5 of this Article IV, such conversion shall be deemed to have been made (a) in the event of a voluntary conversion pursuant to Section A.5.1 of this Article IV, at the close of business on the business day on which written notice of such voluntary conversion and, if applicable, certificates (or lost certificate affidavit and agreement) are received by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the Corporation, (b) in the event of an automatic conversion upon a transfer or if any other event occurs, or any state of facts arises or exists, that would cause an automatic conversion pursuant to Section A.5.2 of this Article IV, immediately prior to the consummation of the transfer of such share or shares or at the time that such other event occurred, or state of facts arose, as applicable (such time of conversion in each case, the “Conversion Time”), and the share or shares of Common Stock issuable upon conversion of the specified share or shares of Non-Voting Common Stock  shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Non-Voting Common Stock, or to his, her, or its nominees, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Non-Voting Common

Stock represented by the surrendered certificate that were not converted into Common Stock, and (ii) pay in cash such amount as provided in Section A.5.4 of this Article IV in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

5.5.3                     Reservation of Shares.  The Corporation shall, at all times when any shares of Non-Voting Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of effecting the conversion of the shares of the Non-Voting Common Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock into shares of Common Stock, taking into account any adjustment to such number of shares so issuable in accordance with Section A.5.8 of this Article IV. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued to the registered holder(s) of the Non-Voting Common Stock being converted without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of Non-Voting Common Stock into Common Stock.

5.5.4                     Effect of Conversion.  All shares of Non-Voting Common Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section A.5.4 of this Article IV. Any shares of Non-Voting Common Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Non-Voting Common Stock accordingly. All shares of Common Stock issued in exchange for Non-Voting Common Stock pursuant to this Section A.5 of this Article IV shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

5.5.6                     Taxes. The Corporation shall pay any and all U.S. state or federal issue and other similar transfer taxes (not income taxes) that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Non-Voting Common Stock pursuant to this Section A.5 of this Article IV. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Non-Voting Common Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.6.                            Notices of Record Date.  In the event:

(a)                                 the Corporation shall take a record of the holders of its Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Non-Voting Common Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security, or to vote at a stockholders’ meeting;

(b)                                 of any merger, consolidation, amalgamation or other business combination involving a capital reorganization of the Corporation (including any Change of Control) or any reclassification of the Common Stock of the Corporation; or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Non-Voting Common Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or for such meeting, or (ii) the effective date on which such merger, consolidation, amalgamation, business combination, reorganization, reclassification, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Non-Voting Common Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such merger, consolidation, amalgamation, business combination, reorganization, reclassification, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Non-Voting Common Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date, as applicable, for the event specified in such notice.

5.7.                            Equal Status.  Except as expressly provided in this Section A.5 of Article IV, shares of Common Stock and Non-Voting Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respect as to all matters. In any merger, consolidation, reorganization or other business combination, the consideration received per share by the holders of the Common Stock and the holders of the Non-Voting Common Stock in such merger, consolidation, reorganization or other business combination shall be identical in all respects; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, then the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of the Common Stock and Non-Voting Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided further , that, if the holders of the Common Stock or the holders of the Non-Voting Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of the other class are granted identical election rights. Any consideration to be paid to or received by holders of Common Stock pursuant to any employment, consulting, severance, non-competition or other similar arrangement approved by the Board of Directors, or any duly authorized committee thereof, in their capacities as directors, officers, employees or consultants of the Corporation, and not in their capacity as a holder of Common Stock, shall not be considered to be “consideration received per share” for purposes of the foregoing provision, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, such merger, consolidation, reorganization or other business combination.

5.8                               Adjustment.  If the Corporation shall, at any time or from time to time subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock issuable upon any conversion of Non-Voting Common Stock pursuant to Section A.5.5 of this Article IV in effect immediately prior to any such subdivision shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon any conversion of Non-Voting Common Stock pursuant to Section A.5.5 of this Article IV in effect immediately prior to any such combination shall be proportionately decreased. Any adjustment under this Section A.5.8 of this Article IV shall become effective at the close of business on the date such subdivision or combination becomes effective. As promptly as reasonably practicable following any adjustment pursuant to this Section A.5.8 of this Article IV, the Corporation shall furnish to each holder of shares of Non-Voting Common Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

B.                                    PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein or in the resolution or resolutions adopted by the Board of Directors of the Corporation as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, but subject to the rights of any series of Preferred Stock then outstanding, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Third Restated Certificate or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the Corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Third Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Third Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE V

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Restated Certificate, in the manner now or hereafter prescribed by statute and this Third Restated Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the bylaws of the Corporation (“Bylaws”). The stockholders may not adopt, amend, alter or repeal the Bylaws, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Third Restated Certificate, by the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at a meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding voting securities of the Corporation entitled to vote on such amendment or repeal, voting together as a single class. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed. Notwithstanding any other provisions of law, this Third Restated Certificate or the Bylaws, and notwithstanding the fact that a lesser percentage may be specified by law, (a) the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with this Article VI, and (b) for so long as any shares of Non-Voting Common Stock are outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Non-Voting Common Stock shall be required to amend or repeal, to adopt any provision inconsistent with, or to otherwise alter (i) any of the powers, privileges and rights of the Non-Voting Common Stock set forth in Section A of Article IV or (ii) this clause (b) of this Article VI.

ARTICLE VII

This Article VII is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.                                      General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.                                      Number of Directors; Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established from time to time exclusively by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws.

3.                                      Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated as Class I, Class II and Class III. The Board of Directors is authorized to assign members of the Board of Directors to Class I, Class II or Class III, with such assignments to be or become effective upon the effectiveness of this Third Restated Certificate.

4.                                      Terms of Office. Subject to the rights of the holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director shall continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal.

5.                                      Quorum. Subject to the terms of any series of Preferred Stock then outstanding, the greater of (a) a majority of the directors then in office and (b) one-third of the number of directors fixed pursuant to Section 2 of this Article VII shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6.                                      Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Third Restated Certificate.

7.                                      Removal. Subject to the rights of the holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

8.                                      Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy or newly created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders, unless the Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders. A director elected to fill a vacancy shall serve for a term expiring at the next election of the class for which such director shall have been chosen and shall remain in office until the election and qualification of a successor or such director’s earlier death, resignation or removal.

9.                                      Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

10.                               Amendments to Article VII. Notwithstanding any other provisions of law, this Third Restated Certificate or the Bylaws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VII.

ARTICLE VIII

Subject to the rights of any series of Preferred Stock then outstanding, stockholders of the Corporation may not take any action by written consent in lieu of a meeting and may only take action at an annual or special meeting of the stockholders. Notwithstanding any other provisions of law, this Third Restated Certificate or the Bylaws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII.

ARTICLE IX

Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer), and subject to the rights of any series of Preferred Stock then outstanding, may not be called by any other person or persons. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Third Restated Certificate or the Bylaws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article IX.

ARTICLE X

Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE XI

The following indemnification provisions shall apply to the persons enumerated below:

1.                                      Right to Indemnification of Directors and Officers.  The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

2.                                      Indemnification of Employees and Agents.  The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3.                                      Amendment or Repeal.  Neither any amendment nor repeal of any Section of this Article XI, nor the adoption of any provision of this Third Restated Certificate or any provision of the Bylaws inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (a) any director of the Corporation who is not an employee or consultant of the Corporation or any of its subsidiaries, or (b) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee or consultant of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL or the Third Restated Certificate or Bylaws, or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine.

ARTICLE XIV

In the event that all, some or any part of any provision contained in this Third Restated Certificate shall be found by any court of competent jurisdiction to be illegal, invalid or unenforceable (as against public policy or otherwise), such provision shall be enforced to the fullest extent permitted by law and shall be construed as if it had been narrowed only to the extent necessary so as not to be invalid, illegal or unenforceable; the validity, legality and enforceability of the remaining provisions of this Third Restated Certificate shall continue in full force and effect and shall not be affected or impaired by such illegality, invalidity or unenforceability of any other provision (or any part or parts thereof) of this Third Restated Certificate.  If and to the extent that any provision contained in this Third Restated Certificate violates any rule of a securities exchange or automated quotation system on which securities of the Corporation are traded, the Board of Directors is authorized, in its sole discretion, to suspend or terminate such provision for such time or periods of time and subject to such conditions as the Board of Directors shall determine in its sole discretion. The Corporation reserves the right to amend or repeal any provision contained in this Third Restated Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Third Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors shall be required for any amendment, repeal or modification of any provision or Article herein that requires the affirmative vote of at least seventy-five percent (75%) of the then outstanding voting securities of the Corporation, voting together as a single class.

ARTICLE XV

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation, which amends, restates and integrates the Corporation’s existing second amended and restated certificate of incorporation, (a) was duly adopted in accordance with Sections 242 and 245 of the DGCL, (b) was duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, and (c) has been executed by the Corporation’s duly authorized officer on July 31, 2017.

JAGUAR ANIMAL HEALTH, INC.

By:	/s/ Karen S. Wright
Name: Karen S. Wright
Title: Chief Financial Officer